Exhibit 99

Dollar General Announces Jeff Owen as EVP of Store Operations

Former Dollar General Executive Will Rejoin the Company

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 10, 2015--Dollar General Corporation (NYSE: DG) today announced that Jeff Owen will rejoin the Company as executive vice president of store operations effective June 15, 2015. Owen previously spent more than 20 years with Dollar General where his most recent role was senior vice president of store operations.

“Jeff’s experience at Dollar General brings unique perspectives and insights to our store operations team. We look forward to welcoming him back to Dollar General and his contributions in this critical role as we execute our new store growth,” said Todd Vasos, Dollar General’s chief executive officer.

The Company also announced that Greg Sparks, EVP of store operations, has departed effective June 9, 2015.

“I would like to thank Greg for his contributions to Dollar General over the last three years. I wish him the best in his future endeavors,” said Vasos.

Owen began his career at Dollar General in 1992. He served as a store manager with progression through various roles of increasing responsibility. From August 2011 until July 2014, he was senior vice president of store operations leading nearly 5,000 stores and 40,000 employees. Prior to August 2011, Owen served as vice president, division manager. From November 2006 to March 2007, he served as retail division manager. Prior to November 2006, he was senior director, operations process improvement.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 12,000 stores in 43 states, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210